
                                                       EXHIBIT 12

         MINNESOTA MINING AND MANUFACTURING COMPANY AND SUBSIDIARIES
            CALCULATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)
                                  (Unaudited)
                        Nine Months
                            Ended
                           Sep. 30,  Year    Year    Year    Year    Year
                             2001    2000    1999    1998    1997    1996
                           -------  ------  ------  ------  ------  ------
EARNINGS
Income from continuing
  operations before
  income taxes, minority
  interest, extraordinary
  loss and cumulative effect
  of accounting change*     $1,620  $2,974  $2,880  $1,952  $3,440  $2,479
Add:
Interest expense               113     127     109     139      94      79
Interest component of the
  ESOP benefit expense          13      19      21      29      32      34
Portion of rent under
  operating leases
  representative of the
  interest component            30      39      37      41      41      46
Less: Equity in undistributed
  income of 20-50% owned
  companies                      3      10       4       4       3      --
                            ------  ------  ------  ------  ------  ------
TOTAL EARNINGS AVAILABLE
  FOR FIXED CHARGES         $1,773  $3,149  $3,043  $2,157  $3,604  $2,638
                            ------  ------  ------  ------  ------  ------
FIXED CHARGES
Interest on debt               118     141     109     139      94      79
Interest component of the
  ESOP benefit expense          13      19      21      29      32      34
Portion of rent under
  operating leases
  representative of the
  interest component            30      39      37      41      41      46
                            ------  ------  ------  ------  ------  ------
TOTAL FIXED CHARGES         $  161  $  199  $  167  $  209  $  167  $  159
                            ------  ------  ------  ------  ------  ------
RATIO OF EARNINGS TO
  FIXED CHARGES               11.0    15.8    18.2    10.3    21.6    16.6

<F1>
*Nine months ended September 30, 2001, includes a non-recurring net pre-tax loss of $489 million; 2000 includes a non-recurring net pre-tax loss of $23 million; 1999 includes a non-recurring net pre-tax gain of $100 million relating to gains on divestitures, litigation expense, an investment valuation adjustment, and a change in estimate that reduced the 1998 restructuring charge; 1998 includes a pre-tax restructuring charge of $493 million; 1997 includes a pre-tax gain on the sale of National Advertising Company of $803 million.

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